Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Media Relations
Investor Relations	Susan Neath
Bernie Hertel	Porter Novelli Life Sciences
Phone: (858) 410-3101	Phone: (858) 527-3486

Inovio Forms Asian Subsidiary and To Raise

Approximately $15.25 Million through Equity Funding

SAN DIEGO, September 18, 2006 — Inovio Biomedical Corporation (AMEX: INO), a late stage developer of therapies for cancer and other applications using electroporation to deliver drugs and nucleic acids, announced today the establishment of Inovio Asia Pte Ltd. a majority-owned subsidiary in the Republic of Singapore, with the goal of pursuing business and scientific development opportunities in the east Asian marketplace.  Inovio has entered into a definitive agreement with foreign institutional and accredited investors, all Singapore-based, to sell approximately 2,201,644 ordinary shares of Inovio Asia at $2.43 per share, that will result in cash proceeds to Inovio’s new subsidiary, before offering expenses, of approximately $5.35 million. These ordinary shares of Inovio’s subsidiary will be exchanged for shares of common stock and warrants to purchase 770,575 shares of common stock of Inovio Biomedical no later than three months following the closing of the transaction and may be exchanged earlier following the closing upon the occurrence of certain events. Separately, Inovio has also entered in a definitive agreement to sell directly, to foreign institutional and accredited investors based primarily in Singapore, approximately 4,074,067 shares of the common stock of Inovio Biomedical at $2.43 per share and warrants to purchase 1,425,919 shares of common stock of Inovio Biomedical, that will result in cash proceeds to Inovio Biomedical before offering expenses of approximately $9.9 million. The price per share of the Inovio common stock to be issued upon completion of the direct financing and upon the exchange represents a premium to the closing price of Inovio’s common stock on September 15, 2006 of approximately 105%. The warrants to be issued by Inovio Biomedical will be exercisable at an exercise price of $2.87 per share for five years. Closing of these transactions, which will occur simultaneously, is subject to approval of the terms of the transactions by the American Stock Exchange and to the satisfaction of other conditions.

In addition to the securities being sold for cash in the above transactions, pursuant to existing participation rights applicable to Inovio Biomedical’s new equity financings, Inovio Biomedical has also agreed to issue and exchange 479,721 shares of its common stock and five-year warrants to purchase 167,901 shares of its common stock at $2.87, to certain institutional holders of Inovio’s outstanding Cumulative Convertible Preferred Stock in exchange for their Preferred Stock.

The ordinary shares of Inovio Asia, and the securities of Inovio Biomedical exchangeable for the Inovio Asia ordinary shares and to be issued by Inovio Biomedical in exchange for its outstanding Preferred Stock, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction, and may not be offered or sold in the United States absent registration or exemption from registration requirements.

The securities being offered directly by Inovio Biomedical for cash are being offered pursuant to a prospectus supplement to our registration statement on Form S-3 (File No. 333-134084), including a base prospectus dated May 25, 2006, registering up to $75,000,000 of our equity securities and the offering thereof from time to time in accordance with Rule 415 under the Securities Act, which incorporates by reference documents which registrant has filed or will file in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0451 • Email: investor.relations@inovio.com

This press release does, and shall, not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction (foreign or in the US) in which such offer, solicitation or sale would be unlawful or prior to registration (if not heretofore registered) or qualification under the securities laws of any such state or jurisdiction.

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This press release contains certain forward-looking statements relating to Inovio’s development of its electroporation drug and gene delivery technology and its expectation that the financing will be completed as announced. The terms of the announced financing are subject to approval of the American Stock Exchange and the listing on the American Stock Exchange of the shares and warrant shares to be issued and other conditions. Moreover, actual events or results relating to Inovio’s forward-looking statements concerning the development of its electroporation drug and gene delivery technology may differ from Inovio’s expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Inovio’s technology by existing and potential strategic partners, capital market conditions, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the six months ended June 30, 2006, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products. There can be no assurance that any product in the Inovio product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products or that the transactions announced will be successfully completed as agreed or at all.